Filed pursuant to Rule 424(b)(3)

File No. 333-269186

Saratoga Investment Corp.

Up to $300,000,000

Common Stock

Supplement No. 3, dated May 15, 2024

to

Prospectus, dated March 13, 2023 and

Prospectus Supplement, dated June 7, 2023

This supplement amends, supplements or modifies certain information contained in the prospectus supplement, dated June 7, 2023 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated March 13, 2023 (the “Base Prospectus,” and together with the ATM Prospectus Supplement, any supplement thereto, and the documents deemed incorporated by reference in each, the “Prospectus”), which relate to the sale of shares of common stock of Saratoga Investment Corp. in an “at-the-market” offering (the “ATM Program”) pursuant to that certain equity distribution agreement (as described below). The terms “Company,” “we,” “us,” and “our” refer to Saratoga Investment Corp. and its subsidiaries, unless indicated otherwise.

You should carefully read the entire Prospectus and this supplement before investing in our common stock. This supplement should be read in conjunction with the Prospectus. You should also carefully consider the information set forth under the sections entitled “Risk Factors” on page S-7 of the ATM Prospectus Supplement, page 11 of the Base Prospectus and in our Annual Report on Form 10-K for the fiscal year ended February 29, 2024, which is incorporated by reference into the Prospectus, as well as in our subsequent filings with the Securities and Exchange Commission that are incorporated into the Prospectus, before investing in our common stock.

On July 30, 2021, we established the ATM Program to which the Prospectus relates, and through which we may sell, from time to time through distribution agents, shares of our common stock. In connection therewith, we entered into that certain equity distribution agreement, dated July 30, 2021, and as amended on each of June 7, 2023 and July 10, 2023, by and among the Company and Saratoga Investment Advisors, LLC (the “Adviser”), on the one hand, and Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Compass Point Research and Trading, LLC (“Compass Point”) as distribution agents thereunder, on the other hand, and the amendment no. 3, dated as of July 19, 2023, to the equity distribution agreement, by and among the Company and the Adviser, on the one hand, and Ladenburg, Compass Point, and Raymond James & Associates, Inc. (“Raymond James”), as distribution agents thereunder, on the other hand.

This supplement is being filed to reflect that, on May 15, 2024, we added one additional distribution agent to the ATM Program, Lucid Capital Markets, LLC (“Lucid” and, together with Ladenburg, Compass Point, and Raymond James, the “Agents”). In connection with the addition of Lucid as a distribution agent, the Company and the Adviser entered into the amendment no. 4, dated May 15, 2024, to the equity distribution agreement with Ladenburg, Compass Point, Raymond James, and Lucid.

In light of the above, each reference to the term “Agent” or “Agents” in the ATM Prospectus Supplement is hereby amended to include Lucid, Ladenburg, Compass Point, and Raymond James.